CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File Nos. 333-153109/811-04001 on Form N-4 of our report dated March 26, 2025 relating to the financial statements of each of the divisions of Metropolitan Life Separate Account E and our report dated March 11, 2025 relating to the financial statements of Metropolitan Life Insurance Company, both appearing on Form N-VPFS of Metropolitan Life Separate Account E for the year ended December 31, 2024. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 21, 2025